Exhibit 10.1

AMENDED AND RESTATED SERVICES AGREEMENT
MICROSOFT CORPORATION AND EXPEDIA, INC.

        THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of January 1, 2001 (the “Effective Date”) by and between MICROSOFT CORPORATION, a corporation organized under the laws of the State of Washington (“Microsoft”), and EXPEDIA, INC., a corporation organized under the laws of the State of Washington (“Expedia”), with reference to the following facts:

A.	On or about October 1, 1999, Microsoft caused the formation of Expedia and transferred certain Microsoft assets to Expedia in return for certain stock in Expedia.

B.	To assist Expedia in its day-to-day operations as a new corporate entity, Microsoft and Expedia entered into a Services Agreement dated as of October 1, 1999 (the “Services Agreement”), pursuant to which Microsoft provided certain transition services to Expedia, and Expedia engaged Microsoft to provide such services.

C.	The parties now desire to amend and restate the Services Agreement in its entirety and extend the term of the Services Agreement pursuant to the terms and conditions set forth herein.

D.	All capitalized terms not defined herein shall have the same meanings ascribed them in the Services Agreement.

      THEREFORE, the parties hereby agree as follows:

I.    PROVISION OF SERVICES; PAYMENT OF SERVICES

        1.1        Upon the terms and subject to the conditions of this Agreement, Microsoft shall provide the services described in Attachment A, attached hereto and incorporated herein by this reference, to Expedia. Such services will be categorized within the following “Blocks”: Real Estate & Facilities Services; Corporate Accounting Services; Global Cash Mgmt; Risk Mgmt; Human Resource Services; Information Technology Support Services; Corporate Services; and Operations (CCS). In its sole discretion, Microsoft will have the right to cause third party subcontractors to perform any or all of the services required of Microsoft hereunder, provided that any such delegation by Microsoft will not relieve Microsoft of its obligations hereunder.

        1.2        Microsoft agrees that it will at all times use its best commercially reasonable efforts to perform any and all of the services to be provided pursuant to this Section 1 to the reasonable satisfaction of Expedia and will at all times retain and utilize a sufficient number of qualified personnel to perform all of such services.

        1.3        Expedia shall pay Microsoft for services rendered hereunder according to Attachment A. Except as expressly provided otherwise in Attachment A, Microsoft shall bill Expedia fifteen (15) days after the end of each fiscal quarter (with partial months prorated on a daily basis). Compensation payments shall be due within thirty (30) days after the date of the applicable invoice from Microsoft, or as agreed upon from time to time as services are requested. For the purposes hereof, a “fiscal year” shall end on June 30, and a “fiscal quarter” shall mean one of the four (4) three-month periods in a fiscal year, as customarily determined by Microsoft. The rate of interest applicable for overdue accounts shall be the applicable United States interest rate as published from time to time by the Microsoft Treasury Department.

        1.4        Except as may be provided in Attachment A, Microsoft shall not have, nor represent itself as having, any authority under the terms of this Agreement to make agreements of any kind in the name of or binding upon Expedia, to pledge Expedia’s credit, or to extend credit on Expedia’s behalf.

        1.5        All Services rendered hereunder are “as-is” and are provided assuming that the services can be provided without material impact or customization of Microsoft’s standard or current processes, systems and policies unless such customization of Microsoft’s current processes, systems or policies is mutually agreed to by the parties or reflected in the pricing as indicated in each service Block.

        1.6        Provisions of certain services herein are based on a Microsoft economic ownership level of at least fifty percent (50%) or greater (the “Microsoft Ownership Percentage”). For purposes of clarity, the Microsoft Ownership Percentage shall collectively be any shares in Expedia held by Microsoft, either directly or indirectly, and any shares in Expedia held for the benefit of Microsoft.

        1.7        The parties acknowledge that Section II relating to Loaned Employees under the Services Agreement has been deleted in this Agreement and that all payments to be made to Microsoft under the Services Agreement with respect to the Loaned Employees have been fully paid.

II.    TAXES

        2.1        The amounts to be paid by Expedia to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of goods and services to Expedia by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft’s net income or with respect to Microsoft’s property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to such taxes.

        2.2        Expedia will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the services or other items provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by Expedia, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from Expedia by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above are referred to herein as the “Collected Taxes”), shall be remitted by Expedia to Microsoft, whereupon, upon request, Microsoft shall provide to Expedia tax receipts or other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. Expedia may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate.

        2.3        Expedia agrees that each payment to be made hereunder shall be free of all withholding imposed by any jurisdiction, and if any such withholding is required, Expedia shall pay an additional amount such that after deduction of all amounts required to be withheld, the net amount of the payment will equal, on an after tax basis, the amount of the payment that would be due absent such withholding.

        2.4        This Section II shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

        2.5        In addition to the other undertakings of Expedia set forth in this Agreement, Expedia shall be responsible to reimburse Microsoft for any and all Washington Business and Occupation tax liability imposed on Microsoft with respect to the payments received from Expedia by Microsoft. Such reimbursement shall be paid by Expedia to Microsoft through a tax reimbursement payment, in addition to the other payments required to be made pursuant to this Agreement, to be made at the time of each payment required under Attachment A. Such tax reimbursement payments shall each be in an amount such that after Microsoft pays all Business and Occupation taxes imposed with respect to both the payments required elsewhere in this Agreement, and the payments called for in this paragraph, the net amount of the aggregate of all payments made by Expedia to Microsoft under this agreement will equal, on an after tax basis, the amount of the payment that is due under this Agreement excluding this Section 2.5.

III.    CONFIDENTIAL INFORMATION

        The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this Agreement, confidential and/or proprietary information of the other party. The terms and conditions of that certain Non-Disclosure Agreement between the parties, dated October 1, 1999, shall apply to all such confidential and proprietary information.

IV.    LIMITATION OF LIABILITY AND INDEMNIFICATION

        Microsoft and its subcontractors (if any), and its and their respective officers, directors, agents or designees, shall not be liable for any loss incurred by Expedia occasioned by acts performed (or not performed) by them, or advice or assistance given by them, in good faith in the performance of their duties hereunder, and in any event shall be liable only for willful wrongdoing or gross negligence and not for honest errors of judgment; provided, however, that in no event shall Microsoft or such subcontractors be held liable for any consequential damages or for any loss of profits suffered by Expedia or by any third party, and provided further that the amount of damages claimed in respect of all breaches of contract that may occur during one fiscal year in regard to Expedia shall not exceed the amount of compensation which Expedia owes and/or has paid to Microsoft for the fiscal year during which the breach of contract has occurred. Expedia agrees to indemnify and hold harmless Microsoft and its subcontractors, and its and their respective officers, directors, agents and designees, from and against all costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities of every kind and nature which they or any of them may incur, sustain or be required to pay in connection with or arising out of the performance of their obligations hereunder (unless such costs, damages, judgments, fees, expenses, obligations or liabilities are incurred in connection with or arise out of willful wrongdoing or gross negligence). This Section IV shall survive the termination of this Agreement.

V.    TERM

        5.1        This Agreement shall take effect upon the Effective Date and shall continue in full force and effect through June 30, 2002, subject to the other termination provisions set forth in this Section V. Within thirty (30) days of the expiration of the June 30, 2002 termination date, both parties may mutually agree to extend the term of this Agreement for additional six (6) month intervals. If there is any adjustment of compensation when this Agreement is extended, such adjustment shall be based on a revised estimate of the actual costs to be incurred by Microsoft in providing the services hereunder.

        5.2        If the Microsoft Ownership Percentage drops below twenty percent (20%) at any time during the term of this Agreement or any renewal thereof, this Agreement will terminate within ninety (90) days following the effective date of said ownership change.

        5.3        Notwithstanding Section 5.1 of this Agreement, Expedia may terminate this Agreement in whole or in part, at any time by giving written notice of termination (specifying either the specific service or services or Block(s) being terminated) to Microsoft at least thirty (30) days in advance of the effective date of such termination.

        5.4        Notwithstanding Section 5.1 of this Agreement, Microsoft may terminate this Agreement in whole, or in part, at any time by giving written notice of termination (specifying either the specific service or services or Block(s) being terminated) to Expedia at least one hundred eighty (180) days in advance of the effective date of such termination; provided that Microsoft may terminate this Agreement immediately upon written notice to Expedia if Expedia shall have failed to make any payment due hereunder for services rendered hereunder, unless such failure has been cured by Expedia within sixty (60) days after the original due date for such payment.

        5.5        Notwithstanding the terms of this Section V, certain services or service Block(s) may have specific termination terms. These terms will be called out in the applicable service Block(s) attached hereto, and such specific termination terms outlined in said Block(s) will supersede the terms of Section 5.4 above.

        5.6        Microsoft may terminate this Agreement in whole or part, at any time if Expedia poses any material information technology security threat or material financial exposure to Microsoft (e.g., computer hacking into the Microsoft network, which originated from any Expedia source, etc.), provided, however, that Microsoft gives Expedia prior written notice of such threat or exposure. Expedia shall have at least ten (10) business days after receipt of notice in which to cure such threat or exposure. Microsoft may take immediate, independent steps to mitigate an information technology security risk, up to and including a temporary shutdown of an affected information technology-service block(s), and will work with Expedia in good faith to restore any temporarily shutdown service blocks in a timely manner.

VI.    GENERAL PROVISIONS

        6.1        Organization, Good Standing, and Authority. Microsoft represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

        6.2        Organization, Good Standing, and Authority. Expedia represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

        6.3        Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the parties relating to the subject matter hereof (although the parties acknowledge that on or about the Effective Date they may execute separate agreements dealing with, for example, software licenses, internet data center hosting services, and the “distribution” of expedia.com in msn.com, and nothing contained in this Agreement will be deemed to nullify any provisions of such license, internet service provider or carriage or other agreements). Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, manner or description whatsoever by either party to the other with respect to the premises except as expressly set forth herein.

        6.4        Amendments. This Agreement shall not be amended or otherwise modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Expedia by their respective duly authorized representatives.

        6.5        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

        6.6        Assignment. Neither party hereto may assign this Agreement without the prior written consent of the other party signed by such other party’s duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

        6.7        Notices. All notices in connection with this Agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

Microsoft:	Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052-6399

Tel: (425) 882-8080
Fax: (425) 936-7329

Attention: Chief Financial Officer Treasurer

With copy to: Law and Corporate Affairs
With copy to: Service Agreement VI Program Mgr

Expedia:	Expedia, Inc
13810 SE Eastgate Way, Suite 400
Bellevue WA, 98005

Tel: (425) 564-7200
Fax: (425) 564-7240

Attention:	Chief Executive Officer
Chief Financial Officer

With copy to:	General Counsel
With copy to:	Vice President, Operations

or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

        6.8        No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

        6.9        Savings Clause. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

        6.10.     Confidentiality. Microsoft and Expedia each agree that the terms and conditions of this Agreement, including its attachments, will be deemed to constitute, and be treated as, confidential information pursuant to Section III above.

        6.11      Further Assurances. Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

        6.12      Section Headings. The section headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

        6.13      Relationship of Parties. This Agreement is intended solely as a services agreement, and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended. Each party agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance, and other benefits, and all salaries, benefits, and other costs of its employees, except as otherwise specifically contemplated by the provisions of this Agreement (e.g., where Expedia has agreed to reimburse Microsoft for its costs). From time to time, in connection with the services referred to in Attachment A, Microsoft may act as Expedia’s agent if Expedia requests Microsoft to do so and Microsoft, in its sole discretion, agrees.

        6.14      No Third Party Beneficiaries. This Agreement is not intended to create any rights in any person or entity who is not a party to this Agreement, and no such rights are created hereunder.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION	EXPEDIA, INC.

By /s/ Mark Jonas	By /s/ Mike Day
its authorized representative	its authorized representative

ATTACHMENT A

SERVICES AGREEMENT

Parties: MICROSOFT CORPORATION and EXPEDIA, INC.

Effective Date: January 1st , 2001

General: All capitalized terms in this Attachment A shall have the same meanings ascribed them in the Agreement unless otherwise noted herein.

Accounting Principles: Where the terms of the Agreement or this Attachment A require the application of accounting principles, United States Generally Accepted Accounting Principles shall apply.

Policies and Procedures: From time to time Expedia and Microsoft may establish one or more Policies and Procedures document(s) that set forth in further detail the agreed upon services provided under this Agreement with respect to a particular Block of services.

Headcount: Compensation to Microsoft for certain services hereunder will be based on the “Headcount” for Expedia. “Headcount” will be computed monthly, based on the average daily aggregate number of the following personnel, unless specifically stated otherwise within a specific service block: (i) employees of Expedia; plus (ii) all other individuals employed by third parties who are rendering services substantially full-time for Expedia. The number of personnel described in clause (ii) may be referred to herein as “Contingent Staff”; and the number of personnel described in clause (i) may be referred to as “Non-Contingent Staff.”

Condition Precedent: Services provided hereunder are contingent on Expedia using Microsoft internal systems.

Direct Expenses: Direct expenses incurred by Microsoft with third parties in connection with Microsoft’s performance hereunder will be reimbursed by Expedia to Microsoft, or billed directly to Expedia, in addition to any fees payable to Microsoft hereunder. The scope and terms of any work performed by third parties shall be set forth in a statement of work mutually agreed to by the parties.

Compensation for Work Performed outside of the terms of the Agreement: If Microsoft performs, at the request of Expedia, any work that is not within scope of this Agreement, including work performed to assist Expedia in transitioning services or customizing services to meet Expedia’s requirements, such work will be billed to Expedia (a) at a rate of $67.00 per hour if performed by a Microsoft full time employee (FTE) or (b) at Microsoft’s cost in the event that a Microsoft third party or contingent staff person is performing the work directly or is replacing a Microsoft FTE performing such work.

Travel Expenses: All reasonable travel-related expenses incurred by Microsoft in connection with Microsoft’s performance hereunder will be reimbursed by Expedia to Microsoft, provided that such expenses are approved in writing in advance by Expedia.

Fiscal Year Recalculation: Some of the rates set forth herein are based on the current Microsoft fiscal year calculations. Such calculations may change over fiscal years, and Microsoft reserves the right to recalculate these rates based on new accounting policies. However, Microsoft will notify Expedia in writing as soon as reasonably possible regarding such rate recalculations (if applicable) and the parties will negotiate in good faith to arrive at a reasonable new rate to be charged.

CORPORATE ACCOUNTING SERVICES BLOCK

            Microsoft Corporate Accounting shall provide Expedia with services for transactions and reporting. Such services include the following:

Transaction Support

Accounting and Analysis:

1.	Microsoft will provide Expedia and its Subsidiaries with policy and control, as follows:
	a.	SAP security profiles & segregation of duties
	b.	Access to financial & headcount information
	c.	Accounting system data integrity
2.	Microsoft will integrate Expedia and its Subsidiaries into Microsoft’s month end closing processes. This includes providing:
	a.	Finance calendar – Microsoft fiscal period calendar including timing of all finance functions & cutoffs
	b.	Issue tracking – live update and tracking of all issues related to close
	c.	Controller online signoff – signoff of P&L’s prior to finalization
	d.	Subsidiary report card – report summarizing the amount and type of errors for each co involved in Microsoft close
3.	Microsoft will integrate Expedia and its Subsidiaries into the Microsoft centralized functions:
	a.	SAP:
		i.	General Ledger
		ii.	Consolidation
		iii.	Master data maintenance – maintenance of profit centers, cost centers, internal orders, chart of accounts
		iv.	Exchange rate control & maintenance – control and maintenance of all foreign currency exchange rates including updating of SAP modules
	b.	Revenue Accounting – posting of revenue to the general ledger – tie out with Microsoft sales database
	c.	Allocations
		i.	Alfred – allocation of various costs
	d.	Fixed Asset accounting

4.	Microsoft will provide accounting support to Expedia and its Subsidiaries:

	a.	serve as accounting liaison within Corporate
	b.	Transition management – acquisitions & divestitures
	c.	Inter-company accounting
	d.	Subsidiary service agreement compliance

5.	Finance Tools
a.	SAP input
	i.	WebJE
	ii.	Master data
	iii.	Asset Management Tool (AMT)
b.	Reporting & Allocation tools

	i.	Alfred – allocation of various costs
	ii.	PSS Upload
	iii.	ACP upload
	iv.	Hierarchy lookup/change requests
	v.	Corporate Accounting Excel Toolbar
c.	Reconciliation Manager

For purposes of this Section, “Subsidiaries” shall mean any other entity that, directly or indirectly, is controlled by or is under common control with Expedia. As used herein, “control” means the beneficial ownership of fifty percent (50%) or more of the voting securities or interests of the entity, in each case.

Customer Service:
(a)	Training

(b)	Self service - //finweb/Corpacct portal
	a.	“I need to..”
	b.	FAQ’s
	c.	Search
	d.	Site Index

Corporate Accounting – Reporting and Decision Support

(a)	Tools – Reporting and Decision Support provides Expedia access to MARS, MS People and Calypso. Microsoft will allow Expedia users of these tools access to online and live training courses that are offered by Microsoft. Additional or customer training may be provided, at the discretion of Microsoft. Microsoft reserves the right to modify or enhance these tools at any time. Any changes or enhancement requests by Expedia will be at the full discretion of Microsoft.
(b)	Reports and Services – Reporting and Decision Support will provide Expedia with the following reports and services.
	a.	Master data maintenance
	b.	Access requests

Finance and Procurement Systems

From time to time, Expedia may require additional modifications to or implementations of Microsoft Finance and Procurement Systems. At its sole discretion, Microsoft may entertain such requests. Project requests will be prioritized in the same manner as internal Microsoft requests.

Compensation: For the services in this block rendered by Microsoft personnel, Expedia shall pay Microsoft the following monthly fixed rates:
(a)	Transaction Support – $6,250/month

(b)	Corporate Accounting – Reporting and Decision Support - $6,667/month
(c)	Finance and Procurement Systems – As a maintenance and support charge relating to the Microsoft systems that Expedia currently utilizes, Expedia shall pay a monthly fee of $12,500.

GLOBAL CASH MANAGEMENT SERVICES BLOCK

                   Services:     The Global Cash Management department of Microsoft shall provide the following services to Expedia:

(a)	Global Cash Management will, as agreed, provide certain cash management services as per the attached table. Microsoft compensation for these services is outlined in section (a) of the compensation portion of this service block. If, at any time, Expedia elects to assume control over their own cash management operations then the policies and Microsoft services outlined in section (c) and (d) of this service block will apply. All services pertain only to Expedia's existing bank and legal entity account structure at the time of this agreement renewal and are available only if the request is consistent with current Microsoft practice and vendor.

Service Area	Service Provided

Bank Account	Account Administration – Opening/closing accounts;
Administration	adding/updating services/signatories; overseeing
documentation; coordinating with Legal; integrating new
accounts within the existing account structure

Daily Cash	Managing daily cash positions – reviewing daily activity in
Operations	concentration, collection, accounts payable and payroll
accounts; moving funds between accounts as needed;
executing one-off wire transfers; investigating random
banking inquiries (e.g. bank codes, unusual account activity, etc)

Investment	Investing/withdrawing from AIM Investment Account as
Management	needed

Foreign Currency	“Buying” foreign currency, as needed, to fund European
accounts, executing inter-company trades with other
Microsoft entities

Credit Card	Setting up Merchant IDs; investigating random inquiries

Consulting	Consultation for enhancements to existing banking structure

Credit Support	Letters of Credit and other types of credit support for Expedia
Inc. as approved by Microsoft management

(b)	It is the long-term intent of Global Cash Management to transition the above services to Expedia by December 31, 2001.
(c)	If the Microsoft Ownership Percentage falls below fifty percent (50%) at any time during the term of the Agreement, then MS Treasury and Expedia will determine a mutually agreed upon date for the termination of any Microsoft-supported bank accounts and facilities. This does not supersede Article 5.4 of the Agreement, which allows Microsoft to terminate the Agreement at any time with

180 days prior written notice to Expedia. If the Microsoft Ownership Percentage falls below twenty percent (20%) at any time during the term of the Agreement,then Microsoft has the option to request that Expedia provide Microsoft with any necessary guarantees and/or cash collateral required by Microsoft for continued Microsoft support of bank accounts and facilities on behalf of Expedia in accordance with the terms of the Agreement. The change in financial institutional will affect other service blocks such as Corporate Services and CCS

(d)	At any time during the term of this Agreement, Expedia may elect to take over management of their Global Cash Management function and Microsoft will terminate any services provided in section (a) of this service Block. Upon election to assume management over their Global Cash Management function and as long as Microsoft is required to consolidate Expedia’s Balance Sheet with its own, Expedia must adhere to the following policies:

	1.	Bank accounts will be maintained at financial institutions approved by Microsoft Global Cash Management that provide online access to information reporting.
	2.	Bank account resolutions will include authorized officers from both Microsoft and Expedia – all account openings and requests for account services will require the approval of one Microsoft officer and one Expedia officer.
	3.	Portfolio investments will be maintained with a MS Treasury approved outside fund manager, and Microsoft will be copied on the account statements.
	4.	Microsoft internal audit and control procedures, as required to conform with GAAP will be maintained.
	5.	Any Microsoft funding will be pre-approved by the appropriate business unit.
	6.	Monthly cash flow forecasts will be provided to Global Cash Management.
	7.	Expedia will be responsible for establishing appropriate signing/approval limits that are in accordance with the Microsoft Accounting Policies set forth on Appendix 1 hereto.
	8.	Expedia will be responsible establishing appropriate signing/approval limits for hedging foreign exchange currency that are in accordance with the Microsoft General Policy Guidelines set forth on Appendix 2 hereto.

(e)	If Expedia elects to take over their Global Cash Management function, Microsoft will assist with the transition, upon request, as follows:

1)	Recommend optimal bank account structures and financial institution partners (i.e. the bank(s) that will provide services to Expedia on “stand-alone” bases)
1.	Advise on control; audit, foreign currency hedging, and short-term investment policies
2.	Consult regarding appropriate officer limits for cash management transactions
3	When necessary, assist with the extension of bank credit
Compensation:
(a)	For the services in section (a) of this services block rendered by Microsoft personnel, Expedia shall pay Microsoft the fixed rate of $22,750 per month, plus any bank fees incurred by Microsoft while administering Expedia accounts.

(b)	For administration and oversight by Microsoft personnel over the policies outlined in section (c) of this services block, there will be no charge. For the services in this services block, there will be no charge for initial consultation up to 40 hours. For services in excess of 40 hours, Expedia shall pay Microsoft pursuant to the “Compensation for Work Performed Outside of the Terms of the Agreement” section at the beginning of this Appendix A

(c)	For services subcontracted by Microsoft to third parties (e.g. banks), Expedia will reimburse Microsoft at cost and/or Microsoft may request such third parties to bill Expedia directly

RISK MANAGEMENT SERVICES BLOCK

           Services: Until approximately April 30, 2001 or such other date as mutually agreed upon by Expedia’s Controller and the Manager of the Risk Management Department at Microsoft, Microsoft shall provide the following services to Expedia:

(a)	Consultation – Help Expedia identify, analyze and quantify strategies to mitigate or finance its business risks
(b)	Risk Financing – Help Expedia effect placement of insurance or other business risk financing programs. Service does not include the cost of such programs, which cost is born directly by Expedia at market price.

Compensation: For the services in this block rendered by Microsoft personnel, Expedia shall pay Microsoft the fixed rate of $1,875 per month.

HUMAN RESOURCES SERVICES BLOCK

            Services: The Human Resources department of Microsoft shall provide the following services to Expedia:

(a)	HRIS Services: Microsoft will track and maintain all employee data in the HR SAP System.

(b)	Stock Option Administration: Expedia employees retain vested stock options as part of their participation in the Stock Option program of Microsoft. Microsoft will facilitate exercise of Microsoft options for Expedia employees and provide the appropriate reporting to the employees. Expedia will be responsible for updating the employee records in HR SAP until a satisfactory interface has been created between PeopleSoft and the Stock system.

(c)	In the event that the Microsoft Ownership Percentage falls below 50%, then the Expedia employees would no longer be eligible to be Participants in the Stock Option program. At that time, the employees would be permitted to exercise their rights under any outstanding awards to the extent exercisable on the date of termination of eligibility status.

(d)	Contingent Staff Services: Microsoft will provide workforce consultation and procurement of contingent staff services and necessary reporting as requested by Expedia.

             Compensation: Expedia shall pay Microsoft the fixed rate of $6,875 monthly for HRIS Services and Stock Option Administration. The compensation for Contingent Staff Services will be $1,250 per month. In the event that an Interface solution is required between PeopleSoft and the Microsoft Stock System, Expedia will pay a one-time development cost of $70,000.

CORPORATE SERVICES BLOCK (US Only)

Service Area	Description of Service Provided	Pricing
Mail/Courier	Interoffice Mail:

     Expedia to overnight shipments to MS for interoffice
         mail processing at Expedia’s expense.

      MS will overnight interoffice mail to Expedia at a
        mutually agreed upon frequency. At MS’ expense.
No charge for MS services
Communications and Support	Training on Corporate Services tools provided on an as requested basis through MS Market.	Will be charged at MS cost for actual usage.
Output Devices

  Expedia will continue to have copier and printer equipment provided at MS contract rates. Expedia will be billed directly by the vendors for equipment and servicing costs.MS will not charge Expedia for vendor management services.

  As soon as Expedia is no longer on the corporate network, Expedia must pursue their own lease agreements for this equipment.

Actual usage billed directly by vendor(s). No charge for MS services
Accounts Payable	Providing payables and employee reimbursement services.	$120/head/year
Procard	Provide card servicing and payment processing.	Included in Accounts Payable charge above
TMM	Hardware fulfillment and PC Recycle	8% of purchases through MZI
Company Store	Access provided at this time to all “blue badges”.	No charge for MS services
Travel	Provide ticketing services for Expedia employees, T&E card servicing, recruiting travel, and employee relocation services.	Actual fees for services purchased are billed directly to Expedia by the vendor(s)
	Expedia will be contracting with its own vendors for these services NLT 3/31/01.	In addition, the following charges will be applied:

  1/1/01-2/28/01:
  Charged   at $60 per transaction/ticket

  3/1/01-3/31/01:
  Charged at $90 per transaction/ticket

  After 3/31/01, if required on an exception basis only while Expedia negotiates for its own service provider(s): Charged at $120 per transaction/ticket

Event Planning	Coordination of events. Expedia can utilize the MS event coordination vendor at any time and will be charged directly for that service.	Actual usage billed directly by vendor(s).
MS Studios	Production, compression, and duplication services provided as requested by Expedia. MS Studios cross-charges for all services provided.	Charged at MS Studios’ then current rates for actual usage.

               Within 180 days after the termination of any Microsoft-supported bank account or facility under Paragraph (c) of the Global Cash Management Services Block, access by Expedia to MS Market, MS Expense, MS Invoice, or other internal tools provided by Corporate Services may be terminated.

  INFORMATION TECHNOLOGY SUPPORT SERVICES BLOCK

               Services:  The ITG department of Microsoft shall provide substantially the same level of service as is being delivered to Microsoft end users. Such services include the following:

               Corporate-Network, Data-center, Email Operation and Telecom: Includes the basic services (hardware and labor) to give the user access to the Microsoft corporate network and infrastructure/back-office services, including the telephony infrastructure. This does not include the costs of any additional circuits between Expedia sites and Microsoft hubs, nor does it include IT equipment located at Expedia sites nor does this include any circuits or equipment located on Microsoft premises that is only for the direct and dedicated use by Expedia. Additionally, Cost of Services that are historically billed/budgeted by departments are not included (e.g. isdn lies, long distance, cell phones).

               Corporate Helpdesk: This support service includes both Helpdesk phone support (x65000), Desk-side Support, and Warranty parts replacement for standard equipment. Additional costs will be added for non-standard and non-warranty equipment on a per incident basis).

               IDC Services: Includes the full range of the service and support model that ITG has historically provided (e.g., Facilities, Networking, Monitoring, Data Center Operations, Release Management, Reporting, Planning, Administration, Hardware, Data Management, and Core Technologies).

  Compensation: Expedia shall pay Microsoft the monthly rate $600 per headcount for corporate services as listed above excluding IDC services.

               Expedia shall pay Microsoft for rendering IDC Services (Website Hosting) that will be calculated monthly based on the formulas below. The parties contemplate that the fees may increase substantially based on projected Expedia usage during the Term. In addition, the allocation calculation formulas are subject to change. If the allocation formulas are changed, Expedia will be given at least a 60-day notification.

               Microsoft and Expedia will, in good faith, revisit the headtrax cost and how heads that should be included in this calculation. Any agreed changes will take effect July 1, 2001 (aka FY02 for Microsoft). Microsoft ITG does acknowledge that Expedia does have and is providing their own IT resources and capital in addition to Microsoft’s services, and thus, it can be concluded that Expedia does not consume the same level of Microsoft resources that a typical Microsoft department would consume. However Microsoft ITG is currently set-up from a fiscal standpoint to view ITG services as either “On or Off”.

  IDC Pricing Chart

Billing Category	New Price	Unit of Measure
Egress		Peak Mbps
USA	$348
EMEA	$1,111
ASIA	$1,053
Managed Services		Quantity of Servers
US - SO1	$110
US - SO2	$449
US - SO3	$529
EMEA - SO1	$450
EMEA - SO2	$950
EMEA - SO3	$1,030
ASIA - SO1	$450
ASIA - SO2	$950
ASIA - SO3	$1,030
Floor Space		Quantity of Rack Units
USA	$21
EMEA	$32
ASIA	$42
Network		Qty of Network Ports Deployed
USA	$75
EMEA	$75
ASIA	$75
Special Services
Partner Connections	$917	Qty of Connections
Server Builds	$350	Qty of Builds
SQL Support	$41	Qty of SQL DBs Supported

  Operations Services Block:

  CCS Service Description

  Credit Card Services is a payment gateway to Microsoft's payment processor (FDC) that offers the following services:

has direct link to FDC for real-time authorizations
performs settlement and reconciliation with FDC
offers 24x7 production support (see detail below)
provides high availability
offers simple APIs for real time authorization
keeps enhancing the system and adds new features that benefit all subscribers

24x7 production support (3rd bullet above) include:
Capacity planning
Hardware ordering and quality checks
Hosting central service
Monitoring - setup, configuration, and maintenance
Setting up and maintaining environments (UAT (for subscriber testing), ACE (performance & stress testing), & Production)
Measuring performance and tuning as needed
Ensuring security is not compromised
Troubleshooting and responding to escalations and issues
Planning and executing upgrades and new releases - ensuring minimum downtime and customer impact
Evaluating and performing technology upgrades as it makes sense
Communicating planned and unplanned system outages which affect the subscribers
Coordinating with teams we are dependent upon or work with (i.e. DB Operations, PSS, DC Operations, ITG GNS, Tier 3 (Dev), etc.)
Hiring and/or training team members
Consulting - to the project team - avoid common pitfalls in advance
Leverage Support Lead, Production Manager, and other team members in Redmond, EOC, and APOC to ensure 24x7 coverage (no additional cost)

  Compensation: $8,000 per month

  Within 180 days after the termination of any Microsoft-supported bank account or facility under Paragraph (c) of the Global Cash Management Services Block, Expedia shall arrange for its own merchant acquiring relationships with American Express and Discover. CCS will continue to deliver services to Expedia as long as Chase Merchant Services continues to be their acquirer.

  REAL ESTATE & FACILITIES SERVICES BLOCK

Services:

(a) US: No services provided.
(b) International “Distant” Employees: Microsoft UK and Germany subsidiaries shall continue to provide facilities space and office support services comparable to those provided in CY2000. Expedia requests for space and office support services in other Microsoft subsidiaries shall be accommodated on a space available basis.
(c) From time to time Expedia may request RE&F to provide any of the following additional services: Office space programming and planning; office space design and construction; office moving, lease auditing; lease consulting and changes; lease administration and enforcement; site and vendor service planning and interior office maintenance consultation.

Compensation: For each Expedia employee located in a Microsoft facility, Expedia will reimburse Microsoft for all reasonable costs of providing such facilities for Expedia employee’s use as follows:

United Kingdom: 50,000 GBP per month for up to 65 employees Germany: 12,461 DM per month for up to 15 employees.

Additional services shall be agreed upon in advance by RE&F and Expedia and paid pursuant to the “Compensation for Work Performed Outside of the Terms of the Agreement” section at the beginning of this Appendix A. If the services lead to a lease and/or capital project, the charge for RE&F project management shall be 5% of the total cost to Expedia, subject to a minimum of $5,000 and maximum of $150,000 per project.

Leased Personal Property: If Microsoft purchases or leases on behalf of Expedia any furniture, equipment or other personal property for the New Offices, then Expedia will reimburse in full for the purchased items and the applicable lease costs; provided that if a lease permits assignment to Expedia, Microsoft will assign the lease to Expedia and Expedia will assume all of Microsoft's obligations hereunder. However, Microsoft shall not purchase, or enter into any lease for, any such personal property without Expedia's prior consent. Expedia will comply with all terms and conditions of all applicable leases.

  APPENDIX 1

  CHECK SIGNING POLICY

A signature authorization limit of $10,000.00 USD has been established for subsidiary authorized signers. Microsoft's global signature authorization limit rule is:

• One signature is required for amounts under the USD equivalent of $10,000 or below

• Two signatures are required for amounts over the USD equivalent of $10,000

The General Manager or Controller may impose stricter limits, but these limits cannot be exceeded.

Authorized Signatory Designation

Each bank account requires either an authorized signatory designation letter or a unique Banking Resolution specifically naming the authorized signers for that account, along with the signature authorization limit. Because banking documentation and signature cards are binding legal documents, an English language translation of all banking documentation is required. Copies of banking documents, signature cards and the banking resolutions in effect are maintained in the Microsoft Treasury Department. Changes/updates in such documentation shall be delivered to the Microsoft Treasury Department as well.

  FUNDS TRANSFER POLICY

Below are the respective hierarchies and signing limit categories, employee levels and acceptable dual signers in cases where expedited handling of significant transactions is necessary. These hierarchies define the upper value limits only and do not infer automatic approval of signing limits for a given employee. Employee levels are based on title name. In cases where a given employee’s title is not listed, the Controller of the organization in which the employee is a member will determine a representative equivalent.

Expedia
Single Transaction/Obligation Signing Limit ($USD) (a)	Employee Level
	Acceptable Single Signers	Acceptable Dual Signers (b)
Up to $500,000,000	CEO	CFO Exec Vice President President
Up to $50,000,000	CFO Exec VP President	Group Vice President Senior Vice President
Up to $10,000,000	Group VP Senior VP	Vice President Corporate Controller Senior Controller Treasurer
Up to $5,000,000	Vice President
Up to $3,000,000	Corporate Controller Senior Controller Treasurer
Up to $1,000,000	General Manager
Up to $500,000	Senior Director Director Controller Group Manager Corporate Attorney
Up to $50,000	Manager Senior Manager Supervisor
Up to $25,000 with Manager Approval	Paralegal or administrator

  APPENDIX 2

Foreign Exchange Risk Management Program

Statement of Objectives

The objective of the foreign exchange risk management program is to:

•	understand the impact of potential foreign exchange fluctuations on the Company’s financial results and its economic well being

•	measure and prioritize the impact of those exposures

•	take steps to mitigate the impact of those exposures to an acceptable level using operational as well as financial instrument techniques, as approved herein.

This program will be carried out in a prudent and ethical manner, consistent with a Board of Directors’ resolution.

Definition of F/X Risk & Program Goals

The following risk management efforts within the program articulate the philosophy the Company has taken toward foreign exchange risk management:

1.	The Net Revenue Hedging Program will mitigate the impact of foreign exchange fluctuations on reported earnings of the company. This effort is to reduce the impact of such fluctuations to support the corporate objective of increasing shareholder value through meeting investor and analysts earnings expectations.

2.	The Cash flow Hedging Program will mitigate the impact of foreign exchange fluctuations on foreign currency cash flows, such as accounts receivable, commissions, royalties, working capital funding, tax payments, intercompany dividends, etc.

3.	Balance Sheet Translation Exposures The risk management program will monitor the impact of foreign exchange fluctuations reported in the Company’s balance sheet; however there is no current strategic reason to mitigate these exposures. To the extent the assets or liabilities giving rise to these exposures represent future foreign cash flows, the company will consider the exposure within program 2. above.

4.	Economic Exposures The risk management program will monitor and measure, where applicable, competitive and economic exposures created by the company’s operations and its competitive environment. However, at this time, the company will mitigate these exposures only through operational decisions, such as pricing and geographic sourcing.

5.	Operational Risk Management Techniques Where feasible, non-financial techniques, such as operational changes and pricing adjustments will be utilized to mitigate exposures.

6.	Centralized Exposure Management The risk management efforts of these exposures will continue to be centralized in the Corporate Treasury function.

Exposure Measurement

Measurement of exposures involves the budgeting process and the use of monthly sales information. For each program, the exposures will be measured as follows:

Net Revenue Hedging Program-- exposures are measured annually in the budgeting process employing offsets for commissions and other expenses and adjusted after the mid-year review. Exposures beyond the budgeted fiscal year will employ the use of other relevant forecasts.

Cash flow Hedging Program-- Net foreign cash flows are measured monthly using existing reporting systems, and netted against identified outflows. Adjustments are made for product launches, extended terms, known collection problems, returns, etc. Other known cash flows will periodically be incorporated in the net exposure.

F/X Risk Management Guidelines

The program will be conducted under the following overall guidelines:

Risk Reduction--The goal of the risk management strategies is to reduce Microsoft’s risk to fluctuations in foreign exchange rates. It is recognized, however, that Microsoft cannot completely eliminate its exposure to adverse rate movements and that there is always a quantifiable trade-off involved in any hedging decision(s).

  Time Horizon—The time horizon of the hedging strategies will mirror the timeframe of the underlying exposures. Recognizing that effective risk management strategies will only be effective if implemented prior to rate moves, the time horizon selected will be consistent with the objectives of the risk management program.

  Net Revenue Hedging Program - The company will manage risk covering periods of up to 12 months into the future, on a rolling basis. Generally, Microsoft’s Net Revenues will be hedged in the 9-15 months timeframe. Below is the recommended time horizon and risk percentages for this program. Note that the goal is to be 100% hedged for the next 12 months net revenue exposure at the point in time that each fiscal year’s budgeting cycle would provide Treasury with a revenue forecast. The further out quarters are initially hedged at a lower percentage of forecast and gradually adjusted over time.

Cash flow Hedging Programs - The short term nature of foreign receivable indicates a short term horizon for hedging. Therefore, the focus of the cash flow hedging program is to occur in the 30-90 day timeframe. Because of the materiality of the 30 day flows, the general strategy will be to hedge 100% of the 30 day forecast and between 0-100% of the 60-90 day exposures. Foreign currency funding requirements of subsidiaries could be longer in duration and therefore will be managed to a horizon in which the exposure identified can be measured and considered probable of occurring.

Management Reporting—The F/X Risk Management Program is to be carried out with full and complete disclosure of strategies/techniques employed and performance results.

Instruments—In order to preserve the maximum amount of flexibility, Treasury will generally utilize risk management instruments, which are liquid (that is, able to be easily disposed of or offset through banks, brokers, or an organized exchange without unduly impacting the desired transaction price).

Instruments will only be utilized to the extent a thorough analysis of the instrument’s possible outcomes has been performed, and to the extent the product can be valued internally by Treasury. Treasury will, where appropriate, also sell options to reduce the total option premium cost. The program will generally focus on the following instruments:

• Spots

• Forwards

• Swaps

• Options, including: simple, average rate, basket, combination strategies, etc.

Instruments that would result in mark-to-market accounting recognition through Microsoft’s income statement will only be used to the extent a full and complete analysis of possible outcomes has been performed and only when this type of instrument has been specifically approved by senior management. Treasury will, in the majority of cases, avoid this type of instrument.

Financial instruments with unusual leverage features or exotic payoff profiles will be avoided unless:

• an underlying exposure has a similar and offsetting leverage or exotic payoff profile

• there is an absence of more liquid, yet economically feasible alternatives.

Speculation --- Within Microsoft’s currency risk management program, Treasury will not undertake any strategy, which serves to increase Microsoft's currency exposure beyond that which the Corporation would have in a fully unhedged position. Any such transactions would be placed in the Family of Funds "Strategic Opportunity Fund" and governed by existing investment policy and guidelines.

Credit Risk

Primary relationships are in place with counter parties that maximize the Company’s ability to receive premier service and attractive pricing. Overall credit exposure to any one counter party is also considered and monitored. Credit risk will be measured as the total amount of any unrealized positive mark-to-market gains on all outstanding derivatives contracts, recognizing netting for counter parties and products where it is legally prudent to do so.

Risk Management Process

Organization of the Currency Hedging Program

The foreign currency risk management program will be centralized in the Corporate Treasury function, and all foreign currency risk management decisions should be coordinated by this group. Subsidiaries should therefore not be responsible and are not authorized to enter into foreign currency risk management contracts without coordination with Corporate Treasury.

Controls and Procedures

Within headcount and systems resource constraints, the program will operate with an effective control environment to ensure:

• adequate segregation of duties

• accuracy of reported results

• integrity of the program

• protection of the assets of the Company

V. Program monitoring and Evaluation

Evaluation Criteria

In order to assess the success of the currency risk management efforts, periodic evaluations will be made. These evaluations will be made by the Treasury Controllers group, based on monthly performance reports.

The performance of the hedging programs will be based on the stated objectives of this policy, and will be evaluated based on the following benchmarks:

• Net Revenue Program - comparison of the budgeted/forecasted earnings at actual translation rate versus a 100% benchmark forward rate

• Cash flow Program - comparison of forecasted cash flows at actual transacted rate versus a benchmark of a 50% forward rate and a 50% unhedged rate

The results of the performance evaluation will allow Treasury to assess any changes necessary for future risk management efforts, to assess accuracy of forecasting information and to understand the impact of any residual risk, which was unhedged over the exposure horizon.

The risk management activities described in this policy have not been developed with the intention of creating profits and therefore will not be evaluated against that objective. The evaluation, is therefore intended as a means to further improve risk management activities and to provide information as to level of currency risk the corporation is assuming.

Program Responsibilities:

Program Oversight

The Treasurer of Microsoft has direct responsibility for the foreign currency risk management program, policy, strategies and for internal controls. The Treasurer will review the program on an annual basis, or more frequently if required by changes in Microsoft’s business. The Finance Committee of the Board of Directors has general oversight responsibility and the Treasurer will report to the committee periodically regarding the strategies and results of the programs.

Treasury personnel have daily management, operational, reporting and execution responsibilities for this program.

Accounting, Tax and Legal departments will provide support to the Treasury function to ensure activities of the risk management program are in compliance with the various regulations, laws and prudent practices governing such activities.